Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

Filed by:

FLICKERING STAR FINANCIAL, INC.

Name of Corporation

We the undersigned	GINGER B. QUEALY, President

President or Vice President

GERALD W. QUEALY, Secretary	of	FLICERKING STAR FINANCIAL, INC.

Secretary or Assistant Secretary		Name of Corporation
do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 19th       of    October, 2001, adopted a resolution to amend the original articles as follows:

RESOLVED: That Article IV, Section 4.01 of the Articles of Incorporation be amended to read in full as follows:

“Section 4.01 — Number and Class. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000). The par value of each of such shares is $.004. All such shares are one class and are shares of Common Stock. Upon the amendment of this Section to read as hereinabove set forth, each one (1) outstanding shares is split, reconstituted and converted into four (4) shares.

The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.”

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 2,100,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     I declare under penalty of perjury that the foregoing is true and correct.

     Executed this 19th day of October, 2001 at Temecula, California.

/s/ GINGER B. QUEALY

GINGER B. QUEALY President

/s/ GERALD W. QUEALY

GERALD W. QUEALY Secretary